Exhibit 99.1

AutoImmune Inc. 1199 Madia Street Pasadena, CA 91103 Phone: 626-792-1235 Fax: 626-792-1236

Contact:

Robert C. Bishop, Ph.D.

Chairman and Chief Executive Officer

AutoImmune Inc.

626-792-1235

website: http://www.autoimmuneinc.com

FOR IMMEDIATE RELEASE

AUTOIMMUNE INC. REPORTS 2004 FIRST QUARTER FINANCIAL RESULTS

Pasadena, California, May 12, 2004 - AutoImmune Inc. (Nasdaq: AIMM) today reported a net loss of $0.17 million, or $0.01 per share basic and diluted, for the three months ended March 31, 2004, compared with net income of $1.03 million, or $0.06 per share basic and diluted, for the three months ended March 31, 2003. Results for the three months ended March 31, 2003 reflect receipt of the final payment in March 2003 from a subsidiary of Elan Corporation plc for its purchase of AutoImmune’s rights to certain patent applications. As of March 31, 2004, the Company reported $10.5 million in cash and marketable securities as compared to $10.7 million in cash and marketable securities as of December 31, 2003.

Robert C. Bishop, Ph.D., Chairman of the Board and Chief Executive Officer stated, “AutoImmune continues to move forward through the efforts of its licensees and its joint venture for the manufacture, marketing and sale of Colloral® as a nutritional supplement. We should soon begin to see the impact of marketing efforts underway to support Colloral and remain optimistic sales will increase throughout the year. Under the currently applicable accounting model, AutoImmune will begin to recognize income when profits exceed cumulative start-up costs.”

AutoImmune has exclusively licensed certain of its intellectual property rights to BioMS, a Canadian company. Under the license agreement, BioMS makes monthly diligence payments to AutoImmune and has a royalty obligation on sales of MBP8298 should it reach the market. On March 18, 2004, BioMS reported that it raised Canadian $9.3 million the proceeds of which will principally be applied toward a pivotal human clinical trial of its lead drug, MBP8298, a treatment for secondary progressive multiple sclerosis, which utilizes the intellectual property rights licensed from AutoImmune.

AutoImmune has also exclusively licensed certain of its intellectual property rights to Teva Pharmaceutical Industries, Ltd. Teva has not yet started new human clinical studies on an oral formulation of COPAXONE® (glatiramer acetate), a product for the treatment of multiple sclerosis, but is expected to do so within the next several months. The oral formulation utilizes the intellectual property rights licensed from AutoImmune. If Teva is successful in bringing this product to market, AutoImmune will receive both a milestone payment and a royalty on sales under its license agreement.

AutoImmune is a biopharmaceutical company involved in the development of a new class of mucosally administered therapies for the treatment of autoimmune and cell-mediated inflammatory diseases and conditions.

This release contains forward-looking statements which involve risks and uncertainties. The Company’s actual results may differ significantly from results discussed in the forward-looking statements due to a number of important factors, including, but not limited to the uncertainties of clinical trial results, the Company’s dependence on third parties for licensing revenue, and the risks of technological change and competition. These factors are more fully discussed in the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission in the section “Business-Factors to be Considered.” The discussion in the Annual Report on Form 10-K is hereby referenced into this release.

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AUTOIMMUNE INC.

STATEMENT OF OPERATIONS

(Unaudited)

	Three months ended March 31,
	2003	2004
Revenue	$1,367,000	$30,000

Costs and expenses:
Research and development	138,000	58,000
General and administrative	230,000	171,000

Total costs and expenses	368,000	229,000

Interest income	34,000	31,000
Equity in net loss of unconsolidated affiliate	—	—
Other expense	—	—

	34,000	31,000

Net income (loss)	$1,033,000	$(168,000)

Net income (loss) per share - basic	$0.06	$(0.01)

Net income (loss) per share - diluted	$0.06	$(0.01)

Weighted average common shares outstanding - basic	16,919,623	16,919,623

Weighted average common shares outstanding - diluted	17,073,834	16,919,623

CONDENSED BALANCE SHEET

(Unaudited)

	December 31, 2003	March 31, 2004
Cash and marketable securities	$10,744,000	$10,484,000
Other current assets	35,000	144,000

Total assets	$10,779,000	$10,628,000

Current liabilities	$84,000	$99,000
Total stockholders’ equity	10,695,000	10,529,000

Total liabilities and equity	$10,779,000	$10,628,000